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                                                                    EXHIBIT 14

                                SEVERANCE AGREEMENT

     This Severance Agreement ("Agreement") is entered into between VLSI Technology, Inc. (the "Company"), with offices at 1109 McKay Drive, San Jose, CA 95131 and Douglas McBurnie ("Employee"), with an address at 31 Carver Lane, Sunol, CA 94586.

The parties agrees as follows:

1.   CONSIDERATION

A.   Employee's employment with the Company is ended effective October 21, 1998.

B. The Company will pay Employee, subject to customary and applicable withholding, the following:

     (i)  Nine months' salary, amounting to $225,010.53.

     (ii) The sum of $89,014.00 as a prorata payment for any bonus due Employee, to be paid into Employee's existing deferred compensation account.

C. The Company will pay the premiums for a period of nine months from October 21, 1998 for Employee's health and benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to the extent Employee is eligible for such COBRA benefits.

     (i) Employee understands that Employee must sign the appropriate request for COBRA benefits.

     (ii) If Employee wants such benefits to be continued further and remains eligible for such benefits, Employee must thereafter pay the relevant premiums.

D. Employee understands and agrees that his entitlement to all salary and perquisites provided to him by the Company and Employee's participation in the Company's employee benefit plans and arrangements will be terminated as of Employee's termination date, except as otherwise specifically provided in any employee benefit plan covering employees generally and under COBRA.

E. The compensation and benefits set forth above are in lieu of any other remuneration or benefit from the Company, and fully discharge the Company's obligations to Employee.

2.   CONFIDENTIALITY OF THE COMPANY'S PROPRIETARY INFORMATION

Employee is reminded of his continuing obligations to the Company with respect to the confidential and/or proprietary information regarding the Company and its business that he


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received as an employee.  Such information includes his knowledge of Company customers and current and future product lines, as well as his knowledge of the strengths and weaknesses of Company personnel. This information is highly confidential and is proprietary to the Company. The Company considers any disclosure or use of this or any other such Company proprietary information to be a violation of his employment relationship with the Company, the written confidentiality agreement he entered into with the Company, as well as a violation of the laws relating to the protection of confidential and proprietary information.

3.   RELEASE

A. Employee, on behalf of himself, and any other person or entity which could make any claims through him forever releases and fully discharges the Company, and each of its subsidiaries and affiliates, together with each of their respective officers, directors, employees, agents, representatives, heirs, successors, assigns, insurers, subsidiaries, partners, and any other person or entity that could be made liable through any of them from any and all claims, demands, rights, and causes of action that could be asserted, whether known or unknown, which Employee has, or may in the future have, arising from or related to Employee's relationship with the Company or any of its subsidiaries and affiliates, or the termination thereof, or any relationship with any of them, including, but not limited to, claims arising out of or related in any manner to any breach of contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, or any violation of any federal, state, or local statute, order, rule or regulation.

B. The Company, on behalf of itself, and any other person or entity that could make any claims through it, forever releases and fully discharges Employee and any other person or entity that could be made liable through him from any and all claims, demands, rights, actions and causes of action that could be asserted, whether known or unknown, which the Company had, now has, or may in the future have, arising from or related to Employee's relationship with Company or any of its affiliates, or the termination thereof, or any other relationship with any of them, including, but not limited to, claims arising out of or related in any manner to any breach of contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, or any violation of any federal, state, or local statute, order, rule or regulation.

C. Employee expressly acknowledges that he may have presently unknown or unsuspected claims against the Company, and has been provided the consideration detailed above in exchange for and full satisfaction and discharge of any such claims. The parties specifically waive all rights that they may have under California Civil Code section 1542, which provides that:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor."



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D.   The parties specifically waive any rights they may have under any similar
     Federal or State statute or law.

E. This release does not supersede any rights Employee may have for indemnification as an officer of the Company.

4.   CONFIDENTIALITY OF AGREEMENT

Neither the Company nor Employee shall disclose the terms of this Agreement to any other person or entity, except that any part may disclose such matters on a limited need to know basis to their respective attorneys, accountants, or financial advisors, and only as necessary for the proper accounting and/or tax treatment for the consideration herein. Notwithstanding the foregoing, Employee may disclose the terms and conditions of this Agreement with his spouse with the understanding and caution that such information is not shared beyond this individual. Employee and the Company each specifically acknowledges that the confidentiality of this Agreement and its terms is a material part of this Agreement for which consideration has been provided.

5.   NO DISPARAGEMENT

Both parties agree not to disparage the other to any and all third parties.

6.   NO SOLICITATION OF EMPLOYEES

Employee agrees that for a period of one year after his employment has terminated, he will not, solicit any of the Company's employees, directly or indirectly, for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with the Company.

7.   AUTHORITY

The Company represents and warrants that the undersigned has the authority to act on its behalf and to bind it any and all that may claim through it to this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all whom might claim through him to bind him to this Agreement.

8.   GENERAL

A. The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. If any action is brought by any party to enforce any provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees.


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B.   If a court, which has jurisdiction, finds that any provision of this
     Agreement is invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force.

C. Employee specifically acknowledges that he has been given at least 21 days to consider this Agreement, if desired by him, prior to signing this Agreement. Employee further acknowledges that he has seven days after signing this Agreement in which to rescind and that this Agreement does not become effective until the 8th day after signing by him.

D. Employee and the Company each acknowledges that each has read this Agreement and understands and agrees to all the terms and conditions of this Agreement and of the releases it contains, and is fully aware of the legal and binding effect of this Agreement.

E. This Agreement contains the entire agreement between Employee and the Company pertaining to Employee's relationship with the Company. This Agreement supersedes all prior or concurrent agreements and understandings, whether written or oral.

F. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




Date: October 21, 1998            EMPLOYEE

                                  /s/ Douglas McBurnie
                                  -------------------------------------------
                                  Douglas McBurnie


Date: October 21, 1998            VLSI TECHNOLOGY, INC.

                                  /s/ Thomas C. Tokos
                                  -------------------------------------------
                                  Thomas C. Tokos
                                  Vice President, General Counsel & Secretary




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